Exhibit 10.4

OXFORD INDUSTRIES, INC.

P.O. BOX 54600

ATLANTA, GA 30308

J. Hicks Lanier Telephone: 404-653-1443

Chairman and Chief Executive Officer Facsimile: 404-653-1545

November 6, 2003

Mr. Michael J. Setola

44 Sneider Road

Warren, NJ 07059

Re: Offer of Employment

Dear Michael:

This letter is an offer of employment to you for the position of President of Oxford Industries, Inc. Your responsibilities in that position will include overseeing the operation and management of the Company's Shirt Group, Slacks and Lanier Clothes divisions and such other duties and responsibilities as may be assigned from time to time. Your office will be located at 3 Park Avenue, New York, New York . You will report directly to me.

Below is a general discussion of the various components of your compensation and benefits package:

Base Salary. Your initial base salary will be $700,000 per year, to be paid on a biweekly basis subject to withholding of applicable taxes. Your initial Job Grade will be "U".

Stock Option Grant. As of your date of hire, the Company will grant to you a nonqualified stock option for 20,000 shares of the Company's common stock with a per share exercise price equal to the fair market value of the stock on your date of hire. The stock option will become exercisable in 20% increments on each anniversary of your date of hire. The stock option grant will be subject to the approval of the Compensation Committee of the Company's Board of Directors and the terms and conditions of the Company's 1997 Stock Option Plan.

Incentive Plan. You will be eligible to participate in the Company's Executive Performance Incentive Plan. Your target bonus for the 2004 fiscal year will be $241,300. The amount of your bonus will be based on the same criteria as are used for me (as described in the "Executive Performance Incentive Bonus Program") and the other corporate employees and will be prorated based on your length of employment during the fiscal year. For subsequent fiscal years, bonus awards will be made as determined and approved by the Board of Directors under the terms of the EPIP. All bonus payments are subject to the terms and conditions of the EPIP.

Severance.

    If your employment is involuntarily terminated by the Company for any reason other than "cause" (as defined below), death or disability during the first 12 months of your employment, you will receive a severance benefit equal to an amount determined by the following formula:

    Annual Base Salary X ((24 number of months elapsed from date of hire)/12)

    Example: If your employment is terminated by the Company without cause 9 months after your date of hire, your severance benefit would equal $875,000 [125% of annual base pay], which is determined by subtracting 9 from 24, dividing that result by 12, and multiplying that result by your annual base salary.

    If your employment is involuntarily terminated by the Company for any reason other than "cause" (as defined below), death or disability at any time following the first 12 months of your employment, you will receive a severance benefit equal to 12 months of base pay.

    If you elect to terminate your employment with the Company at any time due to "good reason," you will receive a severance benefit equal to 18 months of base pay. "Good reason" shall mean the Company requiring, as a condition of continued employment in your current position or any future position, that you relocate your principal place of employment to any area other than the metropolitan New York area. The Company's termination of your employment due to your refusal to comply with any such relocation shall, for purposes of determining your severance benefit, be treated as a termination under this subsection (c) and shall not be treated as a termination under subsections (a) or (b) above.

Payment of any severance benefit will be subject to your execution of and compliance with a general release agreement and non-solicitation agreement acceptable to the Company. Such non-solicitation agreement shall prohibit you from soliciting any of the Company's vendors or employees for a period of twelve (12) months if your employment is terminated under subsection (a), (b) or (c) above. If you are terminated under circumstances that: (i) meet the requirements of subsection (a), (b) or (c) above and make you eligible to receive severance benefits under this offer letter; and (ii) make you eligible to receive severance benefits under a different severance plan or program offered by the Company or under a continuity or change of control agreement with the Company; you may elect to receive either: (i) the severance benefit provided for in this offer letter; or (ii) the severance benefit provided by such other plan, program or agreement, but not both severance benefits. If you are terminated under circumstance that do not entitle you to a severance benefit under this offer letter, but that do entitle you to receive a severance benefit under a different severance plan or program offered by the Company or under a continuity or change of control agreement with the Company; then, nothing in this offer letter shall be deemed to limit your rights to a severance benefit under such plan, program or agreement. Your severance benefit, if any, will be paid in bi-weekly installments as though you were still on the Company's payroll even if you become employed by another company during the term that your severance benefit is paid. If your employment with the Company is terminated in any manner that would require payment of a severance benefit described above, you will have thirty calendar days following the effective date of such termination to exercise the vested portion of any outstanding stock option previously granted to you. If your employment is terminated under subsection (a) or (b) above, you shall be entitled to continued employee benefits for the length of your severance payment period provided, however, that your eligibility for such benefits will cease on the day that you become eligible for similar benefits under another employer's benefit plans. If your employment is terminated for any reason other than as provided in subsection (a) or (b) above, your ability to continue participation in an employee benefit sponsored by the Company shall be subject to the terms and conditions of the documents governing that benefit.

If your employment is terminated under subsection (a), (b) or (c) above, you will be entitled to a pro-rated portion of any "Base" bonus (as such term is defined in Oxford's description of its Executive Performance Incentive Bonus Program) for the fiscal year in which your termination takes place. The pro-rated portion of the bonus due you if your employment is terminated under subsection (a), (b) or (c) above will be equal to the Base bonus earned for your job grade for the fiscal year in which your termination takes place multiplied by a fraction the numerator of is the number of calendar days elapsed from the beginning of the fiscal year through the date of your termination and the denominator of which is 365. If your employment is terminated under subsection (a), (b) or (c) above you will not be eligible for any "Individual Performance" bonus (as such term is defined in Oxford's description of its Executive Performance Incentive Bonus Program).

"Cause" shall mean (i) your willful and continued failure to perform any substantial duty of your position with the Company, (ii) your willful engagement in any illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its reputation, (iii) your engagement in any activity that is in conflict of interest or competitive with the Company or its subsidiaries, (iv) your engaging in any act of fraud or dishonesty against the Company or its subsidiaries, (v) your engaging in any material breach of federal or state securities laws or regulations, (vi) your being intoxicated or in possession of any illegal substance in the workplace, (vii) your engaging in an act of assault or other act of violence, (viii) your harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment and (ix) your conviction for any felony or misdemeanor charge (other than charges related to routine traffic violations).

Employee Benefits. You will be eligible to participate in all employee benefit plans, programs and arrangements available to Company employees at your Job Grade, subject to the eligibility requirements and other terms and conditions of those plans, programs and arrangements.

This letter is an offer of employment. It is not an employment contract and does not guarantee employment through any specific date. If you accept this offer, your employment with the Company will be "at will" and may be terminated by either you or the Company at any time and for any reason without notice.

By accepting this offer, you represent and warrant to the Company that you are not bound by any other agreement, written or oral, that would preclude you from entering into employment with the Company. In the event of a breach by you of this provision, or of any non-competition or non-solicitation agreement to which you are a party, that results in costs or damage to the Company, you agree to indemnify and hold the Company harmless with respect to such costs or damage.

Please review the terms outlined above carefully. If these terms are satisfactory to you, please sign the acceptance at the end of this letter and return the original to Tom Chubb, 222

Piedmont Avenue, N.E., Atlanta, GA 30308. This offer will remain open for fourteen (14) calendar days. Michael, it is my pleasure to extend this offer. I look forward to working with you.

Sincerely,

J. Hicks Lanier

Chairman and Chief Executive Officer

I hereby ACCEPT the above offer as of

the 10 day of November, 2003.

/s/Michael J. Setola

Michael J. Setola